Exhibit 15.1

LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

May 22, 2013

Pfizer Inc.

New York, New York

Re: Registration Statement on Form S-4 of Zoetis Inc.

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 9, 2013 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York